Exhibit 99.1

Monster Digital, Inc. Appoints Steven Barre to its Board of Directors

Simi Valley, CA – November 10, 2016 – Monster Digital, Inc. (Nasdaq: MSDI), (“Monster Digital” or “the Company”), which develops, markets and distributes Monster branded products for use in high-performance consumer electronics, mobile products and computing applications, today announced the appointment of Steven Barre as an Independent Member of its Board of Directors.

Mr. Barre brings considerable executive and legal experience to the Company. A graduate of Cornell University and Columbia Law School, his career highlights include his current position as Founder and President of Verona Group Inc., a real estate investment company. From 2008 to 2012, he was a member of the Board of Directors at Tigrent Inc., an educational program provider, and he served as its Chief Executive Officer from 2010 to 2012. Prior to this, Mr. Barre was Senior Vice President, General Counsel and Secretary of NYSE listed Jacuzzi Brands, Inc.

David H. Clarke, Chairman and CEO, commented, “I am happy to welcome Steven Barre to Monster Digital’s Board of Directors. This is yet another example of recent changes at the Company that will position Monster Digital for long-term success."

About Monster Digital, Inc.

Monster Digital develops, markets and distributes Monster branded products for use in high-performance consumer electronics, mobile products and computing applications. The Company designs and engineers premium action sports cameras and accessories, in addition to advanced data storage and memory products for professionals and consumers.

Monster Digital is a registered trademark of Monster Products, Inc. in the U.S. and other countries. For more information about the company, please visit http://www.monsterdigital.com.

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Such forward looking statements include, but are not limited to, Monster Digital being positioned for long-term success. These statements relate to future events, future expectations, plans and prospects. Although Monster Digital believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Monster Digital has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading "Risk Factors" in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 7, 2016, (Registration No. 333-207938). Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Contacts:

Monster Digital, Inc.	Investors:
David Olert, CFO	Vivian Cervantes, PCG Advisory
dolert@monsterdigital.com	vivian@pcgadvisory.com
D: 212-554-5482